Exhibit 10.22

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (the "Agreement") made effective on the 4th day of January, 2008 (the "Effective Date").

BETWEEN:

FIRSTGOLD CORP.
a corporation incorporated pursuant to the laws of Delaware

(hereinafter called the "Company")

-and-

STEPHEN AKERFELDT,
an individual residing in the Province of Ontario

(hereinafter called the "Executive")

WHEREAS the Company has offered to employ the Executive in the position of Chief Executive Officer, upon and subject to the terms and conditions set forth in this Agreement, and the Executive wishes to accept such employment;

NOW THEREFORE in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

TERM

1.           The Executive's employment hereunder shall be for a one (1) year term, commencing on the Effective Date, subject to termination by either party in accordance with the provisions of this Agreement (the "Term"). Notwithstanding the foregoing, this Agreement shall automatically renew for successive one (1) year terms (each, a "Successive Term") unless the Company provides no less than sixty (60) days written notice to the Executive (a "Non-Renewal Notice") notifying the Executive that the Agreement shall conclude upon the expiration of the Term or Successive Term, as the case may be, and not automatically renew.

DUTIES

2.           The Executive shall serve the Company in the capacity of Chief Executive Officer and shall perform such duties and exercise such powers pertaining to the management and operation of the Company as may be determined from time to time by the board of directors of the Company, consistent with the office of Chief Executive Officer. The Executive shall perform those duties that may reasonably be assigned to him, diligently and faithfully to the best of his abilities. The Executive shall devote such amount of working time and attention to the business affairs of the Company as is required (as determined by the Company, acting in good faith) to perform the functions consistent with the office of Chief Executive Officer, it being acknowledged that the Executive acts as independent director to certain other companies and is also involved in the management of Ritz Plastics, Inc. The Executive further acknowledges that he is bound to follow the policies and procedures established by the Company, from time to time, including any code of business conduct adopted by the Company (including any future revisions of such policy or procedure and code of conduct). In carrying out his duties and responsibilities as Chief Executive Officer of the Company, the Executive shall comply with all lawful instructions as may be given from time to time by the Company.

COMPENSATION

3.           The Executive shall be entitled to salary and bonuses, as follows:

(a)           Salary. The Executive shall receive a base salary in the amount of USD$250,000 per annum, payable in accordance with the Company's normal payroll cycle.

(b)           Bonus. In addition to the Executive's base salary, the Executive shall be eligible to participate in any discretionary employee bonus plan, which is implemented by the Company in its sole and unfettered discretion, at a level commensurate with his position.

(c)           Options. The Company and Executive agree that the Executive shall receive options to purchase 250,000 common shares of the Company pursuant to the Company's stock option plan. In the event Executive's employment is terminated other than for cause, the term of the options shall extend for a period of twelve months from the termination date, and the vesting provisions of such options shall continue to run for such twelve-month period.

BENEFITS

4.           The Executive shall be entitled to participate in all of the Company's benefit plans generally available to its senior level employees from time to time. The Executive's rights under these benefit plans shall be determined entirely by the terms and conditions of the plans and the Executive shall have no independent rights as against the Company in connection with the said benefits.

VACATION

5.           During his employment hereunder, the Executive shall be entitled to six (6) weeks paid vacation per calendar year, to be scheduled at such times as are acceptable to the board of directors of the Company having regard to the business requirements of the Company

EXPENSES

6.           The Executive shall be reimbursed at cost for all reasonable travel, cell phone and other out-of-pocket expenses, which the Executive incurs in connection with carrying out his duties hereunder, in accordance with and subject to the terms of Company's expense policy, as amended from time to time. For all such expenses the Executive shall furnish the Company with appropriate receipts.

TERMINATION

7.            For Cause. The Company may terminate the employment of the Executive for cause, without notice or any payment in lieu thereof. "Cause" shall mean just cause at common law.

8.           Without Cause. The Company may terminate the Executive's employment at any time without just cause provided, however, that in the event of such termination without cause, the Company shall provide the Executive with the following payments and benefits, in lieu of notice:

(a)	the Company shall pay to the Executive the amount of all outstanding salary and bonuses earned by the Executive under section 3 hereof to the date of termination;

(b)
the Company shall pay to the Executive a lump sum payment equal to three (3) months of the Executive's then current annual base salary for each year or portion thereof that the Executive has been employed by the Company in the capacity of Chief Executive Officer. For clarity, during the first (1st) year (or portion thereof) of the Executive's employment pursuant to this Agreement, the Executive shall be entitled to a lump sum payment equal to three (3) months of the Executive's then current annual base salary. During the second (2nd) year (or portion thereof) of the Executive's employment pursuant to this Agreement, the Executive shall be entitled to a lump sum payment equal to six (6) months of the Executive's then current annual base salary, etc.;

The lump sum payments referred to above shall be paid within thirty (30) calendar days of the termination of the Executive's employment.

It is acknowledged by the Executive that delivery of a Non-Renewal Notice shall not constitute termination without cause pursuant to this Section 8 and shall not entitle the Executive to any termination payment, other than payment of all outstanding salary and bonuses earned by the Executive under section 3 hereof to the date of expiration of the Agreement.

The Executive acknowledges and agrees that payment by the Company as provided for in
Section 8 shall be in full and final settlement of any and all claims, demands, actions and suite whatsoever which the Executive has or may have against the Company, its affiliates and any of their directors, officers, employee and their successors and assigns. The Executive further agrees, that if required by the Company, he will sign a release in favor of the Company.

9.           Resignation by Executive. The Executive may terminate his employment hereunder at any time, by giving to the Company two (2) months written notice of his intention to resign. The Company may waive all or a part of such notice provided, however, that the Executive shall be paid the amount of any salary, bonus and benefits that would have been earned by him, had he continued to work until the expiry of such two (2) months notice of resignation.

10.           Termination upon Death or Disability. The employment of the Executive and this Agreement shall automatically terminate without liability to the Company beyond amounts due and owing through the date of the termination, provided that (i) if death or disability occurs in the course of the Executive carrying out his duties as Chief Executive Officer, such occurrence shall be deemed a termination without cause and the Executive shall have the benefits contemplated under Section 8 hereof, and (ii) nothing hereunder shall disentitle the Executive or the Executive's estate or beneficiaries to any entitlements that would properly arise as a result of the death or disability of the Executive under the terms of any applicable benefits plan, upon the happening of any of the following:

(a)	the death of the Executive;

(b)
the Executive remaining totally disabled, as that term is defmed in any long term disability plan in effect for employees of the Company (or, if such plan is not in effect, meaning the Executive's physical or mental incapacity which, in the reasonable, good faith determination of the board of directors of the Company, renders him incapable of carrying out her duties under this Agreement), for a consecutive period of one hundred and twenty (120) days or a cumulative period of one hundred and twenty (120) days in any six (6) month period, subject to the provisions of the Ontario Human Rights Code. Any statutorily required payments due to the Executive shall be payable as per the applicable legislation. All other payments due to the Executive shall be payable as prescribed with this Agreement or within thirty (30) calendar days of receipt of an executed release.

11.           Termination upon Change ofControl. In the event the Company experiences a change in control through the purchase of over fifty percent (50%) of the Company's issued and outstanding shares by a third party, or corporate reorganization having the same effect, and notice of termination is given by the Company within 6 months thereafter, then the lump sum payment stipulated in 8(b) above shall be increased to 18 months, and stock options with vesting provisions will vest immediately.

CONFIDENTIALITY

12.     The Executive acknowledges and agrees that he will not, during his employment hereunder and following the termination of such employment, whether voluntary or involuntary, directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Company), any confidential information concerning the business and affairs of the Company. Nothing in this section shall preclude the Executive from disclosing such information if such disclosure is required by law or a court of competent jurisdiction.

MISCELLANEOUS

13.           Amendment. If both parties agree, this agreement may be amended in whole or in part, as long as any such amendments are in writing and signed by the parties hereto.

14.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, and the federal laws applicable therein.

15.            Successors and Assigns. This Agreement shall be binding on and enure to the benefit of the successors and assigns of the Company.

16.            Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand, mailed by prepaid registered mail or sent by facsimile or other electronic communication. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered or, if delivered by facsimile or other electronic communication, shall be deemed to have been received on the next business day after it is sent. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notice shall be addressed as follows:

(a)	If to the Company:
3108 Ponte Morino Dr.
Suite 210
Cameron Park, CA 95682
Email: info@frrstgoldcorp.com

(b)	If to the Executive, the last address of the Executive in the records of the Company.

17.           Withholdings. If required by applicable law, all taxable amounts set forth ill this Agreement are subject to applicable withholding or source deductions.

18.            Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto, with respect to the subject matter hereof, and supersedes all prior written or verbal agreements and understandings between the Company and the Executive relating to such subject matter.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

FIRSTGOLD CORP.

/s/Stephen Akerfeldt	Per:	/s/Stephen Akerfeldt
Stephen Akerfeldt		Authorized Signatory